Exhibit 99.1

Designated Filer:	WP Antero TopCo, Inc.
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 26, 2015

Explanation of Responses:

(1)            This Form 4 is filed on behalf of WP Antero TopCo, Inc., a Delaware corporation (“TopCo”). Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X LP”), is the sole shareholder of TopCo (Topco and WP X LP, collectively, the “Warburg Pincus Reporting Person”).

(2)            On March 26, 2015, after receiving HSR Approval, Topco sold an aggregate of 6,900,452 shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) (“Common Stock” and such entity, the “Company”), pursuant to a stock purchase agreement, dated as of March 5, 2015, with certain affiliates named therein (the “Stock Purchase Agreement”), at a price of $11.05 per share.

(3)            By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP X LP was deemed to be the beneficial owner of the 6,900,452 shares of Common Stock held by Topco prior to the consummation of the transactions contemplated by the Stock Purchase Agreement.

Due to the limitations on the number of Reporting Persons allowed on Form 4, Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of WP X LP, and certain other affiliated partnerships, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, WP X LP herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.